Exhibit 10.2(a)
                                                                 ---------------

                            OGDEN ENERGY GROUP, INC.
                                  40 LANE ROAD
                           FAIRFIELD, NEW JERSEY 07007

                                                   January 22, 2001

Raymond E. Dombrowski, Jr.
120 Glenwood Road
Haddonfield, New Jersey  08033

                            Re: Employment Agreement

Dear Ray:

I would like to outline the proposal discussed over the weekend under which we would agree to a change in your employment status.

We would like very much for you to stay on as Ogden Energy Group's ("OEG") Director of Restructuring Activities for a period of six months (through July 22, 2001). Your employment in that capacity would be on the following terms:

A. Your employment as Chief Financial Officer of Ogden Corporation will terminate effective January 22, 2001 and your existing employment agreement will be terminated as of that date except that (x) you will be entitled to the benefits under Section 6(d) of your existing employment agreement, provided that the benefits payable under paragraph 6(d)(ii) thereof shall be (1) computed on the basis of your salary for 2000 of $300,000 and a bonus for 2000 which I have decided to set at $400,000 and (2) paid out monthly in 12 equal installments over a period of one year from termination, commencing February 1, 2001 and (y) the provisions of Sections 7 and 8 shall survive the termination of the agreement. In addition, although the parties believe that the payments provided for herein will not trigger any excise tax imposed on "Excess Parachute Payments" section 6(d)(iii) shall also survive the termination of the agreement. Furthermore, although paragraph 4(g) of your agreement will terminate effective as of January 22, 2001, the Company's undertaking that the use of such apartment prior to January 22, 2001 shall be "on an after tax basis" shall survive. Your 2000 bonus in the amount of $400,000 will be payable at the same time as other 2000 bonuses for Ogden executives are paid. You will also be entitled to a cash payment equal to $46,000 in respect of all accrued but unused vacation for the past two years, payable February 1, 2001.

B. You, OEG and Ogden will enter into a new agreement providing for the payments and other terms described in A above and for the following. OEG will employ you as its Director of Restructuring Activities of OEG in Fairfield for the six month period ending July 22, 2001. You will perform the duties assigned to you by the Chief Executive Officer of OEG in good faith and in accordance with his direction. Such duties may include completing its bank refinancing and once completed, assisting in maintaining compliance therewith, assisting in rating agency matters, certain deleveraging activities, completion of asset sales, assisting in preparation of Ogden's 2000 Annual Report on Form 10K, and such related matters as are assigned to you by the Chief Executive Officer.

C. During this six month employment period, you will receive a monthly salary of $50,000, payable on the first day of each month commencing on February 1, 2001 and standard medical, dental and life insurance benefits for OEG employees. You will also be eligible for a 2001 bonus based on the average of the closing prices of Ogden's common stock on the NYSE for the last 10 trading days ending July 31, 2001, to be paid no later than August 31, 2001. Such bonus shall be computed in accordance with the following schedule: if the closing price as determined above is $16 to $18 per share, the bonus shall be $150,000; if the closing price as determined above is more than $18 but not more than $20 per share, the bonus shall be $200,000; and if the closing price as determined above is above $20, the bonus shall be $250,000. Such bonus may be paid in either cash or stock, at the option of Ogden. Following the end of the six-month employment period, OEG will continue your medical and dental benefits pursuant to COBRA and will pay for a period of six months all of the costs of such continued coverage.

D. Within 30 days after execution of your employment agreement in accordance with this letter, you will be paid an additional bonus of 15,000 shares of restricted stock pursuant to the terms of our stock incentive plan. Such restricted shares shall fully vest on July 31, 2001.

E. If the Company terminates your employment prior to the conclusion of such six-month period for cause (including your failure to perform your duties in good faith), your rights with respect to the items under C and D shall terminate.

F. Your employment agreement will provide a mutual non-denigration clause which will become effective on termination of employment.

G. We will exchange mutual general releases relating to the Employment Agreement dated September 21, 1998, effective as of January 22, 2001.

Ray, it is our sincere hope that you will choose to continue to work with us in the capacity outlined above. If you agree to the foregoing, please execute the attached copy of this letter in the space provided below and return it to me promptly.

                                                   Sincerely,

                                                   Ogden Energy Group, Inc.
                                                   Ogden Corporation


                                                   -------------------------
                                                   President

ACCEPTED AND AGREED this    day
of January, 2001.


----------------------------
Raymond Dombrowski